Exhibit 99.1

Glacier Bancorp, Inc. Announces Completion of Secondary Offering

PR Newswire -- August 9, 2006

KALISPELL, Mo., Aug. 9 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc. (“Glacier” or the “Company”) (Nasdaq: GBCI), today announced that D.A. Davidson, & Co., as underwriter of the Company’s public offering of 900,000 shares of common stock, has fully exercised its over-allotment option to purchase up to an additional 100,000 shares.

Settlement of the offering of 1,000,000 shares was completed earlier today, generating net proceeds for Glacier, after underwriter discounts and offering expenses, of approximately $29.4 million. Glacier intends to use the net proceeds of the offering to fund a portion of the cash merger consideration payable in connection with the proposed acquisition of Citizens Development Company and its subsidiary banks.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Glacier Bancorp, Inc. is the parent company for nine community banks, including Glacier Bank, Kalispell; Glacier Bank, Whitefish; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; and Western Security Bank, Billings, all located in Montana; as well as Mountain West Bank, Coeur d’Alene, with operations in Idaho, Utah and Washington; 1st Bank, Evanston, operating in Wyoming; and Citizens Community Bank, Pocatello, operating in Idaho.

SOURCE  Glacier Bancorp, Inc.
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          /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
          (GBCI)